Double Eagle Petroleum Company
1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451 P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

Colorado— FOR RELEASE AT 6:00AM EASTERN STANDARD TIME
Date: April 2, 2008

Double Eagle Petroleum Co. Reports Record Sales Volumes at Catalina Unit

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today it reached a record level of gross sales volumes for a month from its Catalina Unit in the Atlantic Rim of Wyoming. The March 2008 total gross sales volumes from the 24 wells currently on production exceeded 300 MMcfe, or an average of 12,500 Mcfe (9,230 Mcfe net to our working interest) per well for the month of March. This compares to March 2007 gross sales volumes of approximately 145 MMcfe from the original 14 Cow Creek wells, or an average of 10,400 Mcfe (10,400 Mcfe net to our working interest) per well for the month. Eagle currently has a 73.84% working interest in the wells at Catalina.

Richard Dole, Chairman of the Board of Double Eagle, commented: “We are excited about the current production results from our Catalina development program and the success of our 2007 drilling program. Our record gross production in March and the anticipated production from the additional 23 wells still to be hooked up provide the Company with a strong production outlook for 2008.” The March 2008 volumes include the original 14 producing wells, seven new Pod A wells and two weeks production from our three producing wells in Pod B.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us